Exhibit 99.1

Contact:	Steven Nelson GNC Corporation (412) 288-8389 steven-nelson@gnc-hq.com
GNC Parent Corporation Announces Pricing of Senior Notes
PITTSBURGH — November 21, 2006 — GNC Parent Corporation (“GNC”), the largest global specialty retailer of nutritional supplements, announced today that it closed a private offering of $425.0 million in aggregate principal amount of floating rate senior PIK notes due 2011 (the “Notes”) . The Notes will bear interest, payable and reset semiannually, at a rate per annum equal to six-month LIBOR plus 6.75%. Interest will be payable in the form of additional notes on June 1 and December 1 of each year, beginning June 1, 2007.
The Notes will be senior unsecured obligations of GNC. The net proceeds from the sale of the Notes, together with cash on hand, were used for the redemption of the outstanding Series A preferred stock of GNC Corporation, a wholly owned subsidiary of GNC, with a redemption date of December 4, 2006; to repay a portion of the indebtedness of General Nutrition Centers, Inc. (“Centers”), a wholly owned subsidiary of GNC Corporation, under Centers’ senior term loan facility; to pay a dividend to the common stockholders of GNC; and to pay transaction-related fees and expenses.
The Notes offering was made solely by means of a private placement either to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or to persons outside the United States under Regulation S of the Securities Act and to an entity that is an accredited investor.
The Notes have not been registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products; including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 4,800 retail locations throughout the United States (including more than 1,000 franchise and more than 1,200 Rite Aid store-within-a-store locations) and franchise operations in 46 international markets.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as ”subject to,” “believes,” ”anticipates,” ”plans,” “expects,” ”intends,” ”estimates,” ”projects,” ”may,” “will,” ”should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:
•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products;

•	the incurrence of material products liability and product recall costs;

•	costs of compliance and our failure to comply with governmental regulations;

•	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

•	economic, political and other risks associated with our international operations;

•	our failure to keep pace with the demands of our customers for new products and services;

•	the lack of long-term experience with human consumption of some of our products with innovative ingredients;

•	disruptions in our manufacturing system or losses of manufacturing certifications;

•	increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;

•	loss or retirement of key members of management; · increases in the cost of borrowings and unavailability of additional debt or equity capital;

•	the impact of our substantial indebtedness on our operating income and our ability to grow; and

•	the failure to adequately protect or enforce our intellectual property rights against competitors.

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